Exhibit 99.1

DISCOVER FINANCIAL SERVICES NAMES NEW SENIOR VICE PRESIDENT, CHIEF MARKETING OFFICER FOR U.S. CARDS

Riverwoods, IL, April 30, 2015 – Discover Financial Services (NYSE: DFS) today announced that Julie Loeger has been named senior vice president, chief marketing officer for its U.S. Cards business. Loeger will oversee sales and loan growth for the card business and will play a role in driving the overall company strategy as a member of the company’s Executive Committee. She will report directly to Roger Hochschild, president and chief operating officer for Discover.

Loeger most recently served as senior vice president of brand and new cardmember acquisition for Discover. Throughout her 24-year career with the company, she has been involved in the development of numerous large-scale innovations, many of which she has led, including the launch of the company’s flagship product, Discover it; the 5% Cashback Bonus program; free FICO scores, and the new Freeze It feature. Prior to joining Discover, Loeger held various marketing positions at Anheuser Busch, Inc.

“Julie’s knowledge of the business and understanding of consumers have enabled us to gain market share by bringing relevant offers to market,” said Hochschild. “Her contributions and perspective will be invaluable to us.”

“I look forward to continuing to build on Discover card’s successes by ensuring that the collective benefits and experiences that we offer truly deliver for the consumer and stand out from the competition,” Loeger said.

Loeger will succeed Harit Talwar, who is leaving the company to pursue a new opportunity. He has been with the company for 15 years.

“We benefitted greatly from Harit’s deep financial services background and are grateful for his many contributions as a member of our Executive Committee,” Hochschild said. “He played an important role in transforming our payments business and increasing share in our cards business. We wish Harit the best in his new endeavor.”

Loeger will assume her new responsibilities effective immediately.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts, certificates of deposit and money market accounts through its direct banking business. It operates the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Media Contact

Jon Drummond

Discover

224-405-5188

jondrummond@discover.com